Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of our report dated February 26, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments described in Note 4 which is as of October 31, 2014 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in XL Group plc's Current Report on Form 8-K dated October 31, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
November 4, 2014